ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Restated Articles of Incorporation
of
Apollo Solar Energy, Inc.
(PURSUANT TO NRS 78)

The undersigned, being the Chief Executive Officer of Apollo Solar Energy, Inc., a Nevada corporation, (the “ Corporation”), does hereby adopt and make the following Restated Articles of Incorporation (the “Articles”).

1.	Name of Corporation: Apollo Solar Energy, Inc.

2.	Resident Agent Name: CSC Services of Nevada, Inc.

      Resident Agent Street Address: 502 East John Street, Carson City Nevada 89706

3.
Number of shares: 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.001 par value, and 25,000,000 shares of Preferred Stock, $.001 par value.   The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be set forth in the resolution or resolutions adopted by the board of directors after the date hereof providing for the issue of such stock, and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

4.	Name & Address of Board of Directors/Trustees:

  Xiaojin Wang
  c/o American Union Securities
  100 Wall St. 15th Floor
  New York, NY 10005

5.	Purpose: To engage in any lawful activity within or without the State of Nevada

6.	Names, Address and Signature of Incorporator:

 Jennifer N. Boyd
 220 West Norwalk Road, Norwalk, CT 06850
 Signature: /s/ Jennifer N. Boyd

7.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above named corporation.

/s/ Corporation Service Company   Date:
Authorized Signature of R.A. or On behalf of R.A. Company

8.	Indemnification

Any person made a party to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Corporation or of any corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation against all expenses and other amounts for which indemnification may be made under law. The indemnification provided for herein shall be made at the times, in the manner and to the fullest extent provided by law.

Neither any amendment nor repeal of this Article 8, nor the adoption of any provision of the Corporation’s Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

9.	Elections.

The Corporation expressly elects not to be governed by Nevada Revised Statutes 78.411 to 78.444, inclusive. Further, the provisions of the Nevada Revised Statutes 78.378 to 78.3793, inclusive, shall not apply to the Corporation.

10.	Limitation of Director and Officer Liability

No director or officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of their fiduciary duty as a director or officer; provided, however, that this Article 10 shall not eliminate or limit the liability of a director of officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) authorizing the payment of distributions in violation of Nevada Revised Statutes 78.300.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Restated Articles of Incorporation have been duly executed this 23rd day of October, 2008.

By:	/s/ Renyi Hou
Name: Renyi Hou
Title: Chief Executive Officer